Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

Third Quarter 2024 Earnings Teleconference

October 29, 2024, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Edison International’s core EPS for third quarter 2024 was $1.51, bringing year-to-date core EPS to $3.88. With this strong year-to-date performance, we are confident in narrowing our 2024 core EPS guidance to $4.80 to $5.00. Additionally, we remain confident in our ability to meet our 2025 EPS guidance and delivering a 5 to 7% EPS CAGR through 2028.

My remarks today include three important takeaways:

●	First, SCE continues to demonstrate its ability to navigate the regulatory landscape and is in the final stages of two key regulatory proceedings, reaching a settlement agreement in the TKM cost recovery application and awaiting a proposed decision in the 2025 GRC, which will solidify our financial outlook through 2028.
●	Second, our team has achieved remarkable success over the last several years managing unprecedented external risks, making our operations more resilient and positioning us strongly for the growth ahead.
●	Third, we recently reaffirmed our net-zero commitment in our latest white paper. Reaching net-zero GHG emissions by 2045 is a core pillar of our climate-related risk management.

Starting with a couple of constructive updates on the regulatory front, SCE is in the final stages of resolving the legacy wildfires. We have provided an update on page 3. You saw that in August the utility reached an agreement with Cal Advocates to settle the TKM application. Once approved by the CPUC, the settlement would authorize recovery of 60% of the costs, or $1.6 billion. This settlement marks a significant milestone and is a good compromise all around. Customers and the state benefit from the demonstration of a strong regulatory framework and constructive negotiations with intervenors, as do you, our owners. It is also another clear indication of the utility’s ability to navigate the complex regulatory landscape. SCE recently filed the Woolsey cost recovery application, which we expect to take about 18 months to complete. SCE made a strong case supporting the prudency of its operations and the claims settlement process; but, with the proceeding just underway, it is premature to speculate about the ultimate outcome. As a reminder, we have not factored cost recovery for these legacy events into our earnings targets, thus the TKM settlement and the eventual outcome in Woolsey will be additive to our core operational growth.

SCE’s rapid response to mitigate wildfire risk also resulted in numerous regulatory applications. These included 2021 GRC tracks 2 and 3, a couple of WEMA applications, several CEMAs, three AB 1054 securitizations, and several others. SCE has achieved strong regulatory outcomes, recovering substantial amounts of prior spending in rates and expecting another $3 billion of incremental cash flow over the coming years.

Upcoming on the regulatory calendar are decisions on the TKM settlement and the 2025 GRC, both of which we believe could happen in the first half of next year. The decisions will solidify our financial outlook through 2028. Capital investment enabled by the GRC is the driver for the growth and customer benefits necessary to ensure the grid is reliable, resilient, and ready to achieve the clean energy transition. We are confident in getting a strong outcome for SCE’s customers that will also enable us to deliver on our commitment of a 5 to 7% EPS CAGR through 2028 with minimal equity needs.

Staying with the California regulatory environment, a couple of weeks ago, the Commission changed the cost of capital mechanism and the investor-owned utilities’ 2025 ROEs. While it only applies to 2025, we believe the decision is unfortunate and the process was disappointing. That said, this is just one of numerous business and regulatory outcomes that we manage in delivering on our commitments. I reiterate our confidence in delivering on our 2025 EPS and long-term EPS growth commitments.

Moving on to SCE’s core operations, I am proud of our team’s ability to manage unprecedented climate challenges and navigate the numerous associated regulatory applications over the last several years. As you can see on page 5, we have made remarkable strides in reinforcing our operational resilience and financial stability. Our robust performance is a testament to our strategic initiatives and the dedication of our workforce. To address the climate challenges, you have seen the results of SCE’s industry-leading wildfire mitigation plan for several years now. Wildfires will always be a part of California, exacerbated by climate change, and the number of acres burned so far this year is roughly in line with the five-year average. What is important is that SCE has adapted its operations and managed the risk.

To drive this point home, page 6 shows the significant reduction in acres burned from SCE’s ignitions in high fire risk areas since 2017, and that this has happened while ignitions have been relatively flat, despite several of these years having been extremely high fire risk periods. This is due to SCE’s strong wildfire mitigation plan execution and increased state fire suppression. Importantly, none of the ignitions are from the failure of covered conductor, the cornerstone of SCE’s grid hardening strategy. Now, with more than 6,100 miles of covered conductor deployed, SCE has physically hardened 85% of its distribution grid in high fire risk areas. Consequently, SCE’s grid is more resilient, reliable, and well-positioned to focus on the growth ahead as we lead the clean energy transition. California will also continue to benefit from improved state fire suppression support and as other utilities in the state increase their grid hardening action.

Moving to the bigger picture, wildfires are just one way that climate change is impacting California’s health, economy, and quality of life. Edison International is acting to create a safer, more affordable future with cleaner air and reduced risk of climate disasters. Reaching net-zero greenhouse gas emissions by 2045 is a core pillar of our climate-related risk management. We recently unveiled our latest white paper, Reaching Net Zero, which builds on our previous analysis of what is needed for California to reach carbon neutrality. The publication focuses on Edison International’s net-zero plan and reaffirms our net-zero commitment.

As you see on page 7, this plan is centered around delivering 100% carbon-free power to SCE’s customers, as 85% of enterprise-wide emissions are associated with power delivery. In addition, we will reduce operational emissions, primarily by reducing those from the supply chain. Lastly, we project about two million tons of emissions will remain across all scopes in 2045. To fully decarbonize we will need to neutralize those emissions, preferably through high-quality carbon removal solutions or offsets.

As always, we take a pragmatic approach to our analysis and findings. A key point of emphasis is that the state will need substantial deployment of clean firm generation to safely, reliably, and affordably supply power 24/7 in any weather. So, one of the big—and maybe surprising—conclusions is that California must retain its existing natural gas generation fleet as insurance against delays in new technology development and deployment, though the generators will run significantly less often. The bottom line is that to reach net zero, nearly every sector of the economy will need to incorporate clean electricity. It will take much investment and cooperation between industry and government. The effort will be worth it for customers, who will see a projected 40% reduction in their total energy costs by 2045.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

In my comments today, I would like to emphasize three key financial messages:

First, we are very pleased with EIX’s year-to-date financial performance, which reinforces our confidence in delivering yet another year of solid results. Second, on the regulatory front, SCE continues to generate cash flow by recovering past costs tracked in memo accounts and is making strong progress through the final stages of resolving the legacy wildfires. Third, we remain confident in our ability to deliver on our commitments for 2025 and beyond. I will note that we plan to update our projections next year following a final decision in SCE’s GRC.

Let’s start with a brief review of our third quarter results. EIX reported core EPS of $1.51. As you can see from the year-over-year quarterly variance analysis shown on page 8,

core earnings grew by 13 cents. This EPS growth was primarily due to higher CPUC revenue authorized in Track 4 of the 2021 GRC and higher authorized rates of return. Partially offsetting these drivers was higher interest expense associated with debt for wildfire claims payments. EIX Parent and Other was in line with the same period last year. Our quarterly results bring year-to-date EPS to $3.88, and this strong performance is largely driven by O&M, benefitting from a combination of efficient execution and timing.

Pages 9 and 10 show SCE’s capital and rate base forecasts, which are consistent with last quarter’s disclosures. We expect our next major update to the capital plan will follow a final decision in SCE’s 2025 GRC. In addition to the capital investment supported by the GRC, the utility is working on the standalone application for its next generation enterprise resource planning system, which is expected to be filed in the next six months. Further, SCE expects to file the advanced metering infrastructure 2.0 application toward the end of 2025. Combined, these represent over $2 billion of CPUC-jurisdictional capital investment. SCE also has more than $2 billion of FERC transmission projects in development. Both the incremental CPUC and FERC spending are upside to our current capital plan.

Turning to page 11, following strong regulatory outcomes in recent years, SCE has recovered about $4.5 billion since 2021. In this quarter’s update, you will notice one new item—the securitization that we expect will follow approval of the TKM settlement agreement. After a final decision on the settlement, SCE will file an application to request approval to securitize the $1.6 billion recovery, targeting completion of a financing by year-end 2025. In total, the cash flow already received and expected over the next couple of years significantly strengthens our balance sheet and credit metrics. Not only that, but we should also see the amounts recovered through memo accounts decline over time as these activities are built into SCE’s GRCs going forward, simplifying the regulatory process.

I would like to now expand on the status of fully resolving the legacy wildfires. SCE has now received demands for 95% of TKM and 94% of Woolsey outstanding individual plaintiff claims and the utility continues to work swiftly to resolve them. Under the settlement agreement, the same 60% recovery ratio will apply to the remaining TKM costs, net of a previously agreed to disallowance. For Woolsey, SCE also proposed a process to recover claims paid after the date the application was filed. The best estimate of total losses remained unchanged this quarter as additional settlements have been in line with expectations.

Turning to EPS guidance, page 12 shows our 2024 core EPS guidance and modeling considerations. We are pleased with our very strong year-to-date performance, which also gives us the opportunity to continue pulling forward O&M for the benefit of customers. With nine months of results behind us and based on our outlook for the remainder of the year, we are very comfortable with narrowing our EPS guidance to $4.80 to $5.00.

Turning to page 13, we have refreshed the modeling considerations for 2025. I’ll note a couple of items. First, we’ve updated rate base EPS to reflect the CPUC decision on cost of capital that Pedro mentioned. Secondly, continuing the trend, we see favorable cost management flexibility, driven by the pace of O&M reinvestment and financing benefits. Lastly, I want to emphasize that we have not incorporated the benefits from the TKM settlement agreement into this refresh, which would be incremental to our forecasts.

I will now discuss the plan for updating our guidance and long-term outlook. At a macro level, let me note that the moderating interest rate environment removes a financing headwind we have faced in recent years. Additionally, cost recovery in the legacy wildfire proceedings provides a tailwind. Looking at our core operations, SCE’s GRC is the driver for our high-quality earnings growth. As Pedro mentioned, we are hoping to see a CPUC decision in the first half of next year. Once SCE gets a final decision from the CPUC on the GRC, we will update our capital plan, financing plan, 2025 EPS guidance, and EPS growth forecast, factoring in the TKM settlement.

So, what gives us confidence in achieving our 2025 core EPS guidance of $5.50 to $5.90 and growing earnings by 5 to 7% through 2028? There are two key factors. First is the strength of SCE’s GRC and progress throughout the proceeding. SCE made a strong case and even based on intervenors’ positions SCE’s rate base growth would still be in line with its range case forecast of 6%. Second is our ability to manage the numerous variables in the business, as we’ve demonstrated year in and year out over the last two decades. Additionally, it is important to reiterate that our guidance does not incorporate the upside from the TKM settlement. As you saw on page 3, that total upside to 2025 core EPS is about 44 cents, and the ongoing annual benefit beyond 2025 is 14 cents.

I’ll conclude by saying that our strong financial discipline enables us to deliver not only on our financial targets, but also to continue SCE’s cost leadership for customers, given that affordability is a key component of the clean energy transition.